Exhibit 10.34

FOURTH AMENDED AND RESTATED INDEMNITY AND

HOLD HARMLESS AGREEMENT

JAJCO II, INC. - INDEMNITOR

This Fourth Amended and Restated Indemnity and Hold Harmless Agreement (the “Agreement”) is entered into on February 9, 2004 by JAJCO II, Inc., a Delaware corporation (“Indemnitor”) for the benefit of Petro Stopping Centers Holdings, L.P., a Delaware limited partnership (the “Petro Holdings”), Petro Stopping Centers, L.P., a Delaware limited partnership (“Petro Operating”), Petro, Inc., a Texas corporation (“Petro”) in its capacity as a general partner of both Petro Holdings and Petro Operating, Petro Holdings Financial Corporation, a Delaware corporation and wholly owned subsidiary of Petro Holdings (“Petro Holdings Financial”), Petro Distributing, Inc., a Delaware corporation and wholly owned subsidiary of Petro Operating (“Petro Distributing”), Petro Financial Corporation, a Delaware corporation and wholly owned subsidiary of Petro Operating (“Petro Financial”), and any other party liable for the Debt Obligations (as defined below). This Agreement amends, restates and continues that certain Indemnity and Hold Harmless Agreement (the “Original Hold Harmless Agreement”) dated May 1, 1992, which was amended and restated by that certain Amended and Restated Indemnity and Hold Harmless Agreement (the “First Restated Hold Harmless Agreement”) dated May 24, 1994 by JAJCO II, Inc., which was amended and restated by that certain Second Amended and Restated Indemnity and Hold Harmless Agreement (the “Second Restated Hold Harmless Agreement”) dated January 30, 1997 by JAJCO II, Inc., which was amended by that certain Addendum to Second Amended and Restated Indemnity and Hold Harmless Agreement (the “Addendum to Second Restated Hold Harmless Agreement”) dated January 30, 1997 by JAJCO II, Inc., which was amended and restated by that certain Third Amended and Restated Indemnity and Hold Harmless Agreement (the “Third Restated Hold Harmless Agreement”) dated July 23, 1999 by JAJCO II, Inc. (the Original Hold Harmless Agreement, the First Restated Hold Harmless Agreement, the Second Restated Hold Harmless Agreement, the Addendum to Second Restated Hold Harmless Agreement, and the Third Restated Hold Harmless Agreement are collectively referred to as the “Previous Hold Harmless Agreements”).

RECITALS

Indemnitor was a party to that certain Participation Agreement (the “Participation Agreement”) dated May 1, 1992 and that certain Amended and Restated Limited Partnership Agreement of Petro PSC Properties, L.P. (the “PSCP Partnership Agreement”) dated May 1, 1992. Pursuant to the Participation Agreement and the PSCP Partnership Agreement, Indemnitor agreed to contribute and convey to Petro Operating all of those rights and assets more specifically described in exhibits to the Participation Agreement, subject to such obligations and indebtedness as the parties to the PSCP Partnership Agreement expressly agreed that Petro Operating would assume as set forth in exhibits to the Participation Agreement and the PSCP Partnership Agreement.

But for the operation of the Previous Hold Harmless Agreements, Petro, Roadside, Inc., a Delaware corporation (“Roadside”) (which up until and including the effective date of the Second Restated Hold Harmless Agreement was a general partner of the Petro Operating), Petro Operating GP Corp., a Delaware corporation (“Operating GP”) (which up until and including the effective date of the Third Restated Hold Harmless Agreement was a general partner of the Petro Operating), and Petro Financial would have been liable for the obligations of indebtedness that are described in Exhibit ”A” attached to each of the Previous Hold Harmless Agreements. Consequently, Petro, Roadside, Operating GP, and Petro Financial would have borne the economic risk of loss (the “Economic Risk of Loss”) under section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, and would have been at risk (“At Risk”) under section 465 of the Code for such indebtedness. The Previous Hold Harmless Agreements were entered into to ensure that Indemnitor would be solely liable for a specific dollar amount (as adjusted under Paragraph 1.2 of each of the Previous Harmless Agreements) of indebtedness (the “Old Indemnified Amount”) so that the Indemnitor would bear the Economic Risk of Loss and be At Risk for the Old Indemnified Amount. By making the Indemnitor bear the Economic Risk of Loss and be At Risk for the Old Indemnified Amount, the Indemnitor has been able to: (i) avoid recognizing gain under section 731(a)(1) of the Code as a result of a decrease in Indemnitor’s share of liabilities under section 752(b) of the Code and the Treasury regulations thereunder; (ii) receive an allocation of debts and liabilities for tax purposes such that Indemnitor’s adjusted tax basis in his interest in Petro Holdings allows him to utilize deductions and losses, if any, allocated to him from Petro Holdings; and (iii) receive an allocation of debts and liabilities for tax purposes such that Indemnitor’s amount At Risk in Petro Holdings allows him to utilize deductions and losses, if any, allocated to him from Petro Holdings.

This Agreement is being entered into in connection with the closing of a series of transactions (the “Refinancing Transactions”) pursuant to which the Petro Holdings and Petro Operating will refinance substantially all of their indebtedness. The Refinancing Transactions are described in an offering memorandum (the “Offering Memorandum”) being issued in connection with the offering of new senior secured notes that are due in 2012. As a result of the Refinancing Transactions, Petro Holdings, Petro Operating, Petro, Petro Holdings Financial, Petro Distributing, and/or Petro Financial will be liable on various debt obligations that are described on the attached Exhibit ”A” (defined collectively as the “Debt Obligations”). The Debt Obligations are a continuation, confirmation, extension, increase and/or additional issuance of debt represented by the various debt obligations described in the Previous Hold Harmless Agreements. To evidence the continuing intent and legal obligation to continue the terms and provisions of the Previous Hold Harmless Agreements with respect to the Debt Obligations, as continued, increased, extended and/or amended, Indemnitor is entering into this Agreement.

INDEMNITY

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, including, but not limited to, the events which were attendant to the formation and operation of Petro Holdings and Petro Operating and the confirmation, extension, increase creation and/or issuance of the Debt Obligations, the parties agree as follows:

1. Indemnification Provisions

1.1 Indemnitor shall indemnify and hold harmless Petro Holdings, Petro Operating, Petro, Petro Holdings Financial, Petro Distributing, Petro Financial, and any other party liable for the Debt Obligations, and their respective legal representatives, successors, assigns, subsidiaries and past and present officers, directors, partners, agents and employees (collectively, the “Indemnified Parties”), from and against any and all claims, causes of action, liabilities, obligations, losses, costs, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by any of the Indemnified Parties, of whatever kind, nature or character, whether arising before or after the date of this Agreement, and whether known or unknown, liquidated or unliquidated, fixed or contingent, arising from any loan, assumption, guaranty or other agreement executed by any Indemnified Party or by reason of operation of law, in connection with the Debt Obligations and the liabilities thereunder, including, but not limited to, the liability of any Indemnified Party who may be a subrogee with respect to the Debt Obligations (defined collectively as the “Indemnified Claims”), in an amount equal to $2,000,000, or such greater or lesser amount as specified in Paragraph 1.2, below (with the foregoing amount hereinafter referred to as the “Indemnified Amount”); provided, however, the indemnity and hold harmless provided hereunder shall not relieve the Indemnified Parties from making regular interest and principal payments on and otherwise satisfying all obligations with respect to the Debt Obligations until (i) an Event of Default or Default (as defined in the instruments giving rise to and governing the repayment of the applicable Debt Obligations) has occurred in connection with one or more of the Debt Obligations which remains uncured and/or is not otherwise waived, (ii) all amounts owing on the Debt Obligations in default become immediately due and payable, and (iii) all real and personal property, if any, liable for or securing the Debt Obligations in default has been exhausted or otherwise disposed of to satisfy the Debt Obligations. The Indemnified Amount payable hereunder shall be paid to the Indemnified Parties proportionately based on the Indemnified Claims incurred by each of the Indemnified Parties over the total Indemnified Claims incurred by all of the Indemnified Parties.

1.2 Notwithstanding anything contained herein to the contrary, the amount that Indemnitor shall be required to indemnify and hold harmless the Indemnified Parties in the manner specified in Paragraph 1.1, above, with respect to the Debt Obligations shall be no less nor more than the amount necessary to cause Indemnitor’s adjusted tax basis in his interest in Petro Holdings (pursuant to both section 465 of the Code and Subchapter K of Chapter 1 of Subtitle A of the Code) at all times to equal no less than a minimum of One Dollar ($1.00), determined after (i) taking into account all adjustments to Indemnitor’s tax basis in his interest in Petro Holdings resulting from partnership operations both before and after the date of this Agreement, including, but not limited to, the allocation to Indemnitor of his proportionate share of income, gains, deductions, losses, credits and all other tax attributes pursuant to the terms of the limited partnership agreement of Petro Holdings, as amended from time to time (the “Partnership Agreement”), (ii) allocating to Indemnitor pursuant to the terms and provisions of section 752 of the Code and sections 1.752-3 and 1.752-4 of the Treasury regulations any and all Nonrecourse Debt (as defined blow) of Petro Holdings and any lower-tier partnership in which Petro Holdings owns an interest (including, without limitation, Petro Operating) which qualifies as “Qualified Nonrecourse Financing” pursuant to section 465(b)(6)(B) of the Code and the Treasury regulations thereunder, and (iii) allocating to Indemnitor pursuant to the terms and provisions of section 752 of the Code and sections 1.752-3 and 1.752-4 of the Treasury regulations (after giving effect to the terms and provisions of this Agreement) any and all Recourse Debt (as defined below) of Petro Holdings and any lower-tier partnerships in which Petro Holdings owns an interest (including, without limitation, Petro Operating).

1.3 For purposes of this Agreement (i) the terms “Recourse Debt” and “Nonrecourse Debt” have the meanings assigned to such terms pursuant to section 1.752-1(a) of the Treasury regulations; (ii) the term “Partner” has the meaning assigned to it in the Partnership Agreement; and the (iii) terms “Default” and “Event of Default” have the various meanings assigned to them in the indentures, credit agreements, loan agreements, promissory notes, letters of credit, guarantees, and other applicable governing documents relating to the relevant Debt Obligation.

1.4 In interpreting and applying the provisions of Paragraphs 1.1 and 1.2, above, it is agreed by the parties hereto that their intent for entering into this Agreement is to subject Indemnitor to liability on the Debt Obligations in an amount (but not more than an amount) sufficient for Indemnitor to: (i) avoid recognizing gain under section 731(a)(1) of the Code as a result of a decrease in Indemnitor’s share of liabilities under section 752(b) of the Code and the Treasury regulations thereunder; (ii) receive an allocation of debts and liabilities for tax purposes such that Indemnitor’s adjusted tax basis in his interest in Petro Holdings will allow him to utilize deductions and losses, if any, allocated to him from Petro Holdings; and (iii) receive an allocation of debts and liabilities for tax purposes such that Indemnitor’s amount At Risk in Petro Holdings will allow him to utilize deductions and losses, if any, allocated to him from Petro Holdings. To that end, this Agreement shall be interpreted, construed and enforced to subject Indemnitor to a bonafide liability on the Debt Obligations in the smallest possible amount so that both of the following are true: (i) Indemnitor’s adjusted tax basis in his interest in Petro Holdings is never less than One Dollar ($1.00); and (ii) Indemnitor’s amount At Risk in Petro Holdings is never less than One Dollar ($1.00).

2. Binding Effect of Agreement

This Agreement shall be binding upon Indemnitor and his legal representatives, successors and assigns, and shall be binding upon and inure to the benefit of the Indemnified Parties and their representatives, successors and assigns. The indemnities, obligations and agreements of Indemnitor provided for in this Agreement shall continue in full force and effect until Indemnitor ceases to be a Partner in Petro Holdings (unless Petro Holdings agrees in writing that the terms of this Agreement shall continue in force with respect to Indemnitor as a non-Partner of Petro Holdings), until the liabilities and obligations of the Indemnified Parties with respect to the Debt Obligations and any succeeding indebtedness have terminated or are otherwise barred by operation of law, or this Agreement is terminated by the mutual written agreement of Indemnitor and the Indemnified Parties.

3. No Set-Off

3.1 No payment required to be made by Indemnitor pursuant to this Agreement for the benefit of the Indemnified Parties shall be subject to any right of set-off, contribution, reimbursement, subrogation, counterclaim, defense, abatement, suspension, deferment or reduction, and Indemnitor shall not have any right to be released, relieved, or discharged from any obligation or liability under this Agreement for any reason whatsoever except as expressly provided herein. To the extent that Indemnitor has any right or claim (whether under contract, agreement, or applicable law) for guarantees, stop loss, indemnification, reimbursement, contribution, or any other similar arrangement from, with or against an Indemnified Party, any Partner or any other person for any payment made hereunder, that right or claim is hereby waived and released except as expressly provided herein.

3.2 Notwithstanding the provisions of Paragraph 3.1, above, to the extent that other current or former Partners in Petro Holdings enter into indemnity and hold harmless agreements (whether amended or restated or otherwise) similar in terms and effect to this Agreement (collectively “All Existing Hold Harmless Agreements” or individually “Its Existing Hold Harmless Agreement”) and the actual liability under the Debt Obligations is less than the aggregate indemnity obligations under All Existing Hold Harmless Agreements, the aggregate liabilities under the Debt Obligations shall be borne proportionately by such former and current Partners determined as follows for each such current and former Partner, including Indemnitor: (i) the percentage derived by dividing (a) a numerator consisting of the maximum liability of each former or current Partner under Its Existing Hold Harmless Agreement by (b) a denominator consisting of the total of all such maximum liabilities of each such former or current Partners under All Existing Hold Harmless Agreements, multiplied by (ii) the actual liability then existing under the Debt Obligations.

4. Notice

Any Indemnified Party hereunder who wishes to enforce the terms and conditions of this Agreement against Indemnitor shall provide written notice to Indemnitor of such intention. Any written notice may be given by an Indemnified Party and shall be delivered to Indemnitor by mailing the same by United States mail, postage prepaid, or by courier or facsimile transmission, or by delivery in person, addressed or delivered as follows:

JAJCO II, Inc.

c/o Petro, Inc.

6080 Surety Drive

El Paso, Texas 79905

With copies to:

Kemp Smith LLP

221 North Kansas, Suite 1700

El Paso, Texas 79901

ATTN: Mr. Jack Chapman

5. Severability

This Agreement is severable, and if for any reason any provision or provisions are determined to be invalid, inoperative, or contrary to any existing or future law, the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.

6. Termination, Amendments, Modification and Supplementation

This Agreement may be terminated, amended, modified or supplemented only by the mutual written agreement of Indemnitor and all of the Indemnified Parties.

7. Counterparts

This Agreement may be executed by the parties in any number of identical counterparts, all of which together shall constitute a single binding agreement between the parties. It shall not be necessary for any particular party to execute the same counterpart for the various counterparts hereunder to constitute a binding agreement.

8. GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective from the date first written above.

INDEMNITOR

JAJCO II, Inc.

Authorized Officer

AGREEMENT AND CONSENT

Petro Stopping Centers Holdings, L.P., Petro Stopping Centers, L.P., Petro, Inc., Petro Holdings Financial Corporation, Petro Distributing, Inc., and Petro Financial Corporation, on behalf of themselves and their respective legal representatives, successors, assigns, subsidiaries and past and present officers, directors, partners, agents and employees, as the Indemnified Parties under this Agreement, hereby consent and agree to the terms and provisions of this Agreement.

PETRO STOPPING CENTERS HOLDINGS, L.P., a Delaware limited partnership

By:
Authorized Officer

PETRO STOPPING CENTERS, L.P., a Delaware limited partnership

By:
Authorized Officer

PETRO, INC., a Texas corporation

By:
Authorized Officer

PETRO HOLDINGS FINANCIAL CORPORATION, a Delaware corporation

By:
Authorized Officer

PETRO DISTRIBUTING, INC., a Delaware corporation

By:
Authorized Officer

PETRO FINANCIAL CORPORATION, a Delaware corporation

By:
Authorized Officer

EXHIBIT A

FOURTH AMENDED AND RESTATED

INDEMNITY AND HOLD HARMLESS AGREEMENT

The Debt Obligations consist of following various categories of debt:

Category 1 - The Senior Secured Notes

In connection with the Refinancing Transactions, Petro Operating and Petro Financial will issue Senior Secured Notes due in 2012. The Senior Secured Notes will pay interest semi-annually in cash in arrears in the manner described in the Offering Memorandum. The Senior Secured Notes will be secured by a second priority lien on substantially all of Petro Operating’s and its restricted subsidiaries’ property and assets, subject to certain exceptions, and all of the Petro Holding’s limited partnership interests in Petro Operating. The Senior Secured Notes will be senior secured obligations and rank equally in right of payment with all of Petro Operating’s existing and future senior indebtedness and senior in right of payment to all of Petro Operating’s future subordinated indebtedness, if any. The Senior Secured Notes and their offering are more fully described in the Offering Memorandum.

Category 2 - New Senior Secured Credit Facilities

In connection with the Refinancing Transactions, Petro Operating will replace its existing Senior Secured Credit Facilities arranged by Banc of America Securities LLC with Bank of America, N.A. as syndication agent and Wells Fargo, N.A. as administrative agent in an aggregate principal amount of $50 million, consisting of a three year revolving credit facility of $25 million and a four year term loan facility of $25 million. Proceeds of the loans under Petro Operating’s new Senior Secured Credit Facilities will be used to provide additional financing to effect the Refinancing Transactions, to pay fees and expenses relating to the Refinancing Transactions, and for general corporate and working capital purposes. The new Senior Secured Credit Facilities are more fully described in the Offering Memorandum.

Category 3 - New Holding Partnership Discount Notes

In connection with the Refinancing Transactions, Petro Holdings will issue new senior third secured discount notes (“New Holding Partnership Discount Notes”). The collateral for the New Holding Partnership Discount Notes will consist solely of Petro Holding’s limited partnership interests in Petro Operating. The New Holding Partnership Discount Notes will mature on April 30, 2014, and will accrete in value through April 30, 2009, at a rate of 4 percent, compounded semi-annually, commencing on the closing date of the offering. In addition, the New Holding Partnership Discount Notes will also bear cash interest at a rate of 5 percent per annum on the accreted value, commencing on the closing date of the offering through April 30, 2009. Thereafter, the New Holding Partnership Discount Notes will bear cash interest at a rate of 12.5 percent per annum until maturity. Cash interest will be payable semi-annually in arrears on April 30 and October 31 of each year, beginning on April 30, 2004. The New Holding Partnership Discount Notes are more fully described in the Offering Memorandum.

Category 4 - Existing 15 Percent Holding Partnership Discount Notes

Petro Holdings has outstanding $113.4 million aggregate principal amount at maturity of 15 percent senior discount notes due 2008 (“Existing Holding Partnership Discount Notes”). Petro Holdings has made a tender offer and exchange offer for the Existing Holding Partnership Discount Notes. However, all of the holders of the Existing Holding Partnership Discount Notes may not tender into the Petro Holdings offer, and thus some of the Existing Holding Partnership Discount Notes may remain outstanding. The Existing Holding Partnership Discount Notes accrete at a rate of 15 percent until August 1, 2004. Thereafter, interest on the Existing Holding Partnership Discount Notes will be payable on February 1 and August 1 of each year. Because the Existing Holding Partnership Discount Notes are

Exhibit A – Page 1

obligations of Petro Holdings, they are effectively subordinated to all obligations of Petro Operating. The Existing Holding Partnership Discount Notes are also effectively subordinated to the New Holding Partnership Discount Notes to the extent of the value of the assets securing such debt. The Existing Holding Partnership Discount Notes are more fully described in the Offering Memorandum.

Category 5 - Petro Travel Plaza Obligation

Petro Operating guaranteed a portion of the debt by Petro Operating’s joint venture, Petro Travel Plaza LLC, under a Repayment Guaranty dated as of June 4, 1999 and last modified on November 25, 2002. The guaranteed amount is reduced as the outstanding principal balance of the loan is reduced. The guarantee is reduced to zero when the loan to value ratio is equal to or less than 0.5 to 1.00. As of September 30, 2003, the maximum potential amount of future payments related to the guarantee was $356,000. This liability is more fully described in the Offering Memorandum.

Category 6 - Petro Travel Plaza Obligation

Petro Operating guaranteed a portion of the debt of Petro Operating’s joint venture, Petro Travel Plaza LLC, under a Continuing Guaranty dated as of May 12, 2003. Any payment by Petro Operating with respect to the debt shall not reduce Petro Operating’s maximum obligation. As of September 30, 2003, the maximum potential amount of future payments related to the guarantee was $75,000. This liability is more fully described in the Offering Memorandum.

Category 7 - All Other Remaining Obligations

In addition to the aforementioned types of indebtedness, the Debt Obligations include all other remaining debts, liabilities, and payables arising from time to time owing by either Petro Holdings or Petro Operating.

Exhibit A – Page 2